INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

To the Board of Directors

Solar America Corporation

We hereby consent to the inclusion in this Registration Statement of Solar America Corporation on Form S-1A of our audited report dated June 22, 2011, for the consolidated balance sheet of Solar America Corporation (Successor Company) as of December 31, 2010, and the related consolidated statement of operations, stockholder’s equity (deficit) and cash flows for the period since inception, August 12, 2010 to December 31, 2010 and for the balance sheets of Solar N Stuff, Inc. (Predecessor Company) as of December 31, 2009 and December 15, 2010 and the related consolidated statement of operations, stockholder’s equity (deficit) and cash flows for the year ended December 31, 2009 and for the period from January 1, 2010 to December 15, 2010 (which report expresses an unqualified opinion on those financial statements and includes an explanatory paragraph regarding the lack of comparability of successor and predecessor financial statements and the Company’s ability to continue as a going concern) appearing in the Prospectus which is part of this Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in the Prospectus forming a part of the Registration Statement.

/s/ McConnell and Jones, LLP

Houston, Texas

February 3, 2012